UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C.  20549

________________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  May 14, 2012

WUHAN GENERAL GROUP (CHINA), INC.

(Exact name of registrant as specified in its charter)

Nevada (State or other jurisdiction of incorporation)	001-34125 (Commission File Number)	84-1092589 (IRS Employer Identification No.)

Canglongdao Science Park of Wuhan East Lake Hi-Tech Development Zone

Wuhan, Hubei 430200

People’s Republic of China

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code:  (86) 27-5970-0069

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.01.	Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

Wuhan General Group (China), Inc. (the “Company”) received written notification (the “Notification”) on May 14, 2012 from The NASDAQ Stock Market LLC (“Nasdaq”) stating that the Company’s common stock is subject to delisting from Nasdaq, pending the Company’s opportunity to request a hearing before the NASDAQ Hearings Panel (the “Panel”).

As previously disclosed, on May 17, 2011, the Company received a letter from Nasdaq stating that based on the closing bid price of the Company’s common stock for the previous 30 consecutive business days, the Company did not meet the minimum bid price requirement for continued listing set forth in Listing Rule 5550(a)(2) (the “Rule”).  In accordance with Nasdaq Listing Rule 5810(c)(3)(A), the Company had a grace period of 180 calendar days, until November 14, 2011, to regain compliance with the minimum bid price requirement.  The Company did not regain compliance by November 14, 2011. On November 15, 2011, Nasdaq granted the Company an additional extension of 180 calendar days, until May 11, 2012, to meet the minimum bid price requirement.

The Notification stated that the Company has not regained compliance with the Rule and if the Company does not request an appeal before the Panel on or before May 21, 2012, the Company’s common stock will be scheduled for delisting at the opening of business on May 23, 2012. The Company has determined that it will appeal Nasdaq’s determination on or before May 21, 2012, which will stay the delisting of the Company’s common stock pending the Panel’s decision. There can be no assurance that the Company will be successful in an appeal before the Panel.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: May 18, 2012	Wuhan General Group (China), Inc.

	By:	/s/ Ruilong Qi
Name: Ruilong Qi
Title: Chief Executive Officer